PRESS RELEASE          CONTACT: CARRIZO OIL & GAS, INC.
                                B. ALLEN CONNELL, DIRECTOR OF INVESTOR RELATIONS PAUL F. BOLING, CHIEF FINANCIAL OFFICER
                                (281) 496-1352

CARRIZO OIL & GAS, INC. REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2003

HOUSTON, AUGUST 14, 2003 -- CARRIZO OIL & GAS, INC. (NASDAQ: CRZO) today reported the Company's financial results for the second quarter of 2003, which included the following highlights:

o      REVENUES OF $8.8 MILLION, 30 PERCENT ABOVE THE SECOND QUARTER 2002 LEVEL.

o NET INCOME OF $2.0 MILLION BEFORE DIVIDENDS AND ACCRETION OF DISCOUNT ON PREFERRED STOCK, 82 PERCENT ABOVE THE SECOND QUARTER 2002 LEVEL.

o EBITDA OF $5.7 MILLION OR $0.40 PER BASIC SHARE, 31 PERCENT ABOVE THE SECOND QUARTER 2002 LEVEL OF $4.3 MILLION.

Revenues for the quarter ended June 30, 2003 were $8.8 million as compared to $6.8 million during the quarter ended June 30, 2002. Production volumes during the quarter ended June 30, 2003 were 1,684 MMcfe, or 18.5 MMcfe per day, as compared to 1,877 MMcfe, or 20.6 MMcfe per day, during the second quarter of 2002. This lower production is largely due to mechanical difficulties on the Delta Farms #1 and production delays on the Pauline Huebner #2 due to testing and the Hankamer #1 due to delays in acquiring a pipeline right-of-way. All these matters have been resolved and the estimated daily production has been 22 MMcfe per day since early July. Carrizo's average oil sales price increased 16 percent to $28.23 per barrel from $24.35 per barrel a year ago, and the Company's average natural gas sales price increased 65 percent to $5.64 per Mcf from $3.42 per Mcf during the second quarter of 2002. The above prices include the effects of hedging activities.

The Company reported net income available to common shares (after dividends and accretion of discount on preferred stock) of $1.8 million, or $0.13 and $0.11 per basic and diluted common share, respectively, for the quarter ended June 30, 2003, as compared to $0.9 million, or $0.06 and $0.06 per basic and diluted common share, respectively, for the same quarter during 2002. Net income available to common shares for the quarter ended June 30, 2003 was net of deferred federal income tax expense of $1.1 million, as compared to $0.6 million of deferred federal income tax expense during the quarter ended June 30, 2002. EBITDA during the second quarter of 2003 was $5.68 million, or $0.40 and $0.34 per basic and diluted common share, respectively, as compared to $4.34 million, or $0.31 and $0.25 per basic and diluted common share, respectively, during the second quarter of 2002. The increase in EBITDA was due mainly to the increase in revenues partially offset by higher lease operating expenses.

Oil and gas operating expenses, including severance taxes, were $1.76 million during the quarter ended June 30, 2003, as compared to $1.34 million during the second quarter of 2002. On a per unit basis, oil and gas operating expenses increased to $1.05 per Mcfe from $0.71 per Mcfe during the second quarter of 2002 due primarily to higher severance taxes from increased oil and gas prices and non-recurring workover costs.

DD&A expenses were unchanged at $2.6 million during our 2003 second quarter ($1.55 per Mcfe), as compared to $2.6 million ($1.40 per Mcfe) during the second quarter of 2002. The increase in the DD&A rate per Mcfe was due to the relative increase in the proved property cost base compared to the net proved reserve additions.

General and administrative expenses ("G&A") increased to $1.27 million during the quarter ended June 30, 2003 from $1.14 million during the same quarter of 2002. The increase in G&A was due primarily to the addition of staff to handle increased drilling and production activities and higher insurance costs.

Revenues for the first half of 2003 were $19.5 million, as compared to $10.8 million during the same period in 2002. Revenues increased due to significantly higher oil and gas prices than those prevailing in 2002. The average oil and natural gas prices received increased by 26 percent and 88 percent, respectively, in combination with a 10 percent increase in production levels. Production volumes during the six months ended June 30, 2003 were 3,622 MMcfe as compared to 3,295 MMcfe during the first half of 2002. For the six months, Carrizo's average natural gas sales price increased to $5.78 per Mcf from $3.08 per Mcf a year ago. The Company's average oil sales price increased to $29.04 per barrel from $22.97 per barrel during the first half of 2002. The above prices include the effects of hedging activities.

The Company reported net income available to common shares of $4.4 million, or $0.31 and $0.27 per basic and diluted common share, respectively, for the six months ended June 30, 2003, as compared to net income available to common shares of $1.0 million, or $0.07 and $0.07 per basic and diluted common share, respectively, for the same period during 2002. The first half 2003 results are net of $2.7 of deferred federal income tax expense, as compared to $0.7 million of deferred federal income tax expense during the first half of 2002. EBITDA during the first six months of 2003 was $13.23 million, or $0.93 and $0.80 per basic and diluted common share, respectively, as compared to $6.58 million, or $0.47 and $0.39 per basic and diluted common share, respectively, during the first half of 2002. EBITDA increased primarily as a result of higher revenues.

Oil and gas operating expenses, including severance taxes, increased to $3.48 million during the six months ended June 30, 2003, as compared to $2.35 million in the first half of 2002 primarily as a result of higher severance taxes from increased oil and gas prices, non-recurring workover costs and the higher cost of operating an increased number of wells. On a per unit basis, oil and gas operating expenses increased to $0.96 per Mcfe from $0.71 per Mcfe during the first half of 2002.

DD&A expenses were $5.64 million during the six months ended June 30, 2003 ($1.56 per Mcfe) as compared to $4.61 million ($1.40 per Mcfe) during the first half of 2002. The increase in DD&A was due to increased production levels and additions to the proved property cost base.

G&A increased to $2.65 million during the six months ended June 30, 2003 from $2.06 million during the same period of 2002. On a per unit basis, G&A expenses increased to $0.73 per Mcfe during the first half of 2003, as compared to $0.63 per Mcfe during the same period during 2002. The increase in G&A expense was due primarily to the addition of staff to handle increased drilling and production activities and higher insurance costs.

"The second quarter of 2003 was very successful for Carrizo", commented S.P. Johnson IV, Carrizo's President and Chief Executive Officer. "Despite the lower average production in the second quarter of 2003 due to the reasons discussed above, the drilling success in the second quarter has significantly improved our daily production in early July. The successful drilling of all 12 gross exploratory wells, in the Company's core areas in South Texas and Louisiana, that Carrizo participated in during the second quarter has already raised the Company's estimated daily production to 22 MMcfe per day. This is higher than the 21.6 MMcfe per day average of the first quarter of 2003 or the 18.5 MMcfe per day average of the second quarter of 2003. An addition to this daily rate should come from the Carrizo operated "Beachhouse #1" well in Chambers County, Texas which is currently being completed and should be placed on production by next week. Carrizo owns a 28.8 percent working interest in this well.

"Carrizo is currently participating in the drilling of six exploratory wells, three of which are considered by the Company to have high impact potential. The wells are located in Goliad County, Texas, St. Mary Parish, Louisiana and Terrebonne Parish, Louisiana and all three wells are expected to reach total depth in September.

"We are very pleased with the continued success of our geological team which has developed numerous prospects from the new seismic data that Carrizo has acquired in the past 12 months. This acquisition of an additional 2,500 square miles of seismic data in our core areas has greatly increased our ability to add to our already substantial inventory of high quality prospects for future drilling.

"We are also pleased to announce that Paul F. Boling has joined Carrizo as Vice President and Chief Financial Officer. Paul has over 22 years of financial and managerial experience in the oil and gas industry, serving most recently as Vice President of Finance for Cabot Oil & Gas Corporation in 2001. Paul is a CPA and holds a B.B.A. degree from Baylor University. He replaces Frank A. Wojtek who has left Carrizo to pursue other interests. Frank's contribution to the success of Carrizo since its inception in 1993 has been invaluable and we wish him continued success in his future endeavors. He will continue to be a Director and shareholder of the Company."

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, expected completion and commencement of production of the Beachhouse #1 well, expected potential and timing of completion of the wells in Goliad County, St. Mary Parish and Terrebonne Parish and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.

                             CARRIZO OIL & GAS, INC.
                            STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                                    JUNE 30,                       JUNE 30,
                                                                          ---------------------------   ---------------------------
                                                                              2003           2002           2003           2002
                                                                          ------------   ------------   ------------   ------------
Oil and natural gas revenues                                              $  8,828,186   $  6,779,886   $ 19,491,639   $ 10,806,778
                                                                          ------------   ------------   ------------   ------------

Costs and expenses:
   Oil and natural gas operating expenses                                    1,763,214      1,340,606      3,483,025      2,353,261
   Depreciation, depletion and amortization                                  2,605,034      2,636,110      5,640,920      4,605,832
   General and administrative expenses                                       1,266,998      1,143,374      2,649,669      2,059,327
   Accretion expense related to asset retirement obligations                     9,917             --         17,918             --
   Stock option compensation expense (benefit)                                  32,850        (14,220)        23,370        (56,255)
                                                                          ------------   ------------   ------------   ------------

Total costs and expenses                                                     5,678,013      5,105,870     11,814,902      8,962,165
                                                                          ------------   ------------   ------------   ------------

Operating income                                                             3,150,173      1,674,016      7,676,737      1,844,613
                                                                          ------------   ------------   ------------   ------------

Other income and expenses, net                                                 (81,943)        33,666         17,972        127,440
Interest income                                                                 22,379          7,864         40,122         27,891
Interest expense, net of amounts capitalized                                    (5,308)            --        (10,272)            --
                                                                          ------------   ------------   ------------   ------------

Income before income taxes                                                   3,085,301      1,715,546      7,724,559      1,999,944
                                                                          ------------   ------------   ------------   ------------

Income tax expense                                                           1,124,855        641,376      2,793,595        781,850
                                                                          ------------   ------------   ------------   ------------

Net income before cumulative effect of change in accounting principle        1,960,446      1,074,170      4,930,964      1,218,094
                                                                          ------------   ------------   ------------   ------------

Dividends and accretion of discount on preferred stock                         181,100        167,767        362,145        242,025
                                                                          ------------   ------------   ------------   ------------

Net income available to common shares before cumulative effect of
  change in accounting principle                                             1,779,346        906,403      4,568,819        976,069
                                                                          ------------   ------------   ------------   ------------

Cumulative effect of change in accounting principle                                 --             --        128,374             --
                                                                          ------------   ------------   ------------   ------------

Net income available to common shares                                     $  1,779,346   $    906,403   $  4,440,445   $    976,069
                                                                          ============   ============   ============   ============

EBITDA (see table below)                                                  $  5,683,181   $  4,343,792   $ 13,225,173   $  6,577,885
                                                                          ============   ============   ============   ============

Basic net income per common share:
  Net income before cumulative effect of change in accounting principle   $       0.13   $       0.06   $       0.32   $       0.07
  Cumulative effect of change in accounting principle                             0.00           0.00          (0.01)          0.00
                                                                          ------------   ------------   ------------   ------------

  Basic net income per common share                                       $       0.13   $       0.06   $       0.31   $       0.07
                                                                          ============   ============   ============   ============

Diluted net income per common share:
  Net income before cumulative effect of change in accounting principle   $       0.11   $       0.06   $       0.28   $       0.07
  Cumulative effect of change in accounting principle                             0.00           0.00          (0.01)          0.00
                                                                          ------------   ------------   ------------   ------------

Diluted net income per common share                                       $       0.11   $       0.06   $       0.27   $       0.07
                                                                          ============   ============   ============   ============

Basic weighted average common shares outstanding                            14,211,173     14,151,011     14,204,690     14,139,894
                                                                          ------------   ------------   ------------   ------------

Diluted weighted average common shares outstanding                          16,595,815     17,269,545     16,464,990     16,982,887
                                                                          ------------   ------------   ------------   ------------

                                     (more)

                             CARRIZO OIL & GAS, INC.
                             CONDENSED BALANCE SHEET

                                                                  06/30/03            12/31/02
                                                                --------------     --------------
                                                                 (unaudited)
ASSETS:
  Cash and cash equivalents                                     $    4,059,782     $    4,743,459
  Other current assets                                               9,679,446          9,358,716
  Net property and equipment                                       119,985,970        120,526,484
  Other assets                                                         678,703            759,524
  Investment in Pinnacle Gas Resources, Inc.                         7,256,464
                                                                --------------     --------------

TOTAL ASSETS                                                    $  141,660,365     $  135,388,183
                                                                ==============     ==============

LIABILITIES AND EQUITY:
  Accounts payable and accrued liabilities                      $   18,352,445     $   13,935,460
  Current maturities of long-term debt                                 785,925          1,608,744
  Long-term notes payable                                            7,699,600         12,408,186
  Long-term subordinated notes payable                              26,225,015         25,477,844
  Deferred income taxes                                             10,111,896          7,666,048
  Other liabilities                                                    669,488          1,102,941
  Convertible participating preferred stock                          6,735,417          6,373,273
  Equity                                                            71,080,579         66,815,687
                                                                --------------     --------------

TOTAL LIABILITIES AND EQUITY                                    $  141,660,365     $  135,388,183
                                                                ==============     ==============

(1) Income tax expense for the three and six months ended June 30, 2003 includes a $1,079,855 and $2,703,595, respectively, provision for deferred income taxes and a $45,000 and $90,000, respectively, provision for currently payable franchise taxes. Income tax expense for the three and six months ended June 30, 2002 includes a $600,441 and $699,980, respectively, provision for deferred income taxes and a $40,935 and $81,870, respectively, provision for currently payable franchise taxes.

(2)    Long-term notes payable at June 30, 2003 and December 31, 2002 includes a note in the principal amount of $1,180, 075 and $5,250,000, respectively, payable by CCBM, Inc. (a wholly-owned subsidiary of the Company) to Rocky Mountain Gas, Inc. recourse solely to CCBM, Inc.'s interests in certain undeveloped oil and natural gas leases in Wyoming and Montana. At June 30, 2003 and December 31, 2002 current maturities of long-term debt include $633,658 and $1,500,000, respectively, related to the CCBM, Inc. note.

(3) Subordinated notes payable are presented net of discounts of $385,088 and $428,079 as of June 30, 2003 and December 31, 2002, respectively.

(4) Stock option compensation expense (benefit) is a non-cash charge (benefit) resulting from the change in the price of the stock underlying employee stock options that were repriced in February 2000.

(5) In February 2002, the Company consummated the sale of $6 million of convertible participating preferred stock and warrants to purchase the Company's common stock. Convertible preferred stock is presented net of discounts.

(6) The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" on January 1, 2003, resulting in a charge of $128,374 for the quarter ended March 31, 2003 to record the cumulative effect of the change in accounting principle.

                             CARRIZO OIL & GAS, INC.
                              NON-GAAP DISCLOSURES
                                   (unaudited)

                                                                            THREE MONTHS ENDED              SIX MONTHS ENDED
        Reconciliation of Net Income to EBITDA                                   JUNE 30,                        JUNE 30,
        --------------------------------------                         ----------------------------    ----------------------------
                                                                           2003            2002            2003            2002
                                                                       ------------    ------------    ------------    ------------
Net income before cumulative effect of change in accounting principle  $  1,960,446    $  1,074,170    $  4,930,964    $  1,218,094
                                                                       ------------    ------------

Cumulative effect of change in accounting principle                              --              --         128,374              --
                                                                       ------------    ------------    ------------    ------------
Net Income                                                             $  1,960,446    $  1,074,170    $  4,802,590    $  1,218,094
                                                                       ------------    ------------    ------------    ------------

Adjustments:
  Depreciation, depletion and amortization                                2,605,034       2,636,110       5,640,920       4,605,832
  Interest expense, net of amounts capitalized and interest income          (17,071)         (7,864)        (29,850)        (27,891)
  Income taxes                                                            1,124,855         641,376       2,793,595         781,850
  Accretion expense related to asset retirement obligations                   9,917              --          17,918              --
                                                                       ------------    ------------    ------------    ------------

EBITDA, as defined                                                     $  5,683,181    $  4,343,792    $ 13,225,173    $  6,577,885
                                                                       ============    ============    ============    ============

EBITDA per basic common share                                          $       0.40    $       0.31    $       0.93    $       0.47
                                                                       ============    ============    ============    ============

EBITDA per diluted common share                                        $       0.34    $       0.25    $       0.80    $       0.39
                                                                       ============    ============    ============    ============

                                CARRIZO OIL & GAS, INC.
                             PRODUCTION VOLUMES AND PRICES
                                      (unaudited)

Production volumes-
    Oil and condensate (Bbls)                                               118,462          94,879         257,532         148,088
    Natural gas (Mcf)                                                       973,014       1,307,589       2,076,616       2,406,205
    Natural gas equivalent (Mcfe)                                         1,683,786       1,876,863       3,621,808       3,294,733

Average sales prices-

    Oil and condensate (per Bbl)                                         $    28.23      $    24.35      $    29.04      $    22.97
    Natural gas (per Mcf)                                                $     5.64      $     3.42      $     5.78      $     3.08
    Natural gas equivalent (per Mcfe)                                    $     5.24      $     3.61      $     5.38      $     3.28

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